As filed with the Securities and Exchange Commission on July 8, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oil States International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	76-0476605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002
(713) 652-0582
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Cindy B. Taylor
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002
(713) 652-0582
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
C. Michael Harrington
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002-6760
(713) 758-2148
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Share(2)	Offering Price(2)	Fee

2 3/8% Contingent Convertible Senior Notes due 2025	$175,000,000(1)	100%(3)	$175,000,000(3)	$20,598

Common Stock, par value $.01 per share(4)	5,511,811(5)	N/A	N/A	(4)

(1)	Represents the aggregate principal amount of 2 3/8% Contingent Convertible Senior Notes due 2025 that we sold in private placements in June and July 2005.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

(5)	Represents the maximum number of shares of common stock which may be issued upon conversion of the notes registered hereby. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes in connection with a stock split, stock dividend, recapitalization or similar event.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these Securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any state where the offer or sale is not Permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2005
PROSPECTUS
$175,000,000
Oil States International, Inc.
2 3/8% Contingent Convertible Senior Notes due 2025

     The securities to be offered and sold using this prospectus are our 2 3/8% Contingent Convertible Senior Notes due 2025, which we issued in private placements in June 2005 and July 2005, and shares of our common stock issuable upon conversion of the notes. These securities will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 16.
     The notes bear interest at the rate of 2 3/8% per year, accruing from June 21, 2005. We will pay interest on the notes on January 1 and July 1 of each year, beginning January 1, 2006. The notes will mature on July 1, 2025.
     You may convert your notes prior to the maturity date into cash and, if applicable, shares of our common stock in the following circumstances:

•	prior to July 1, 2023, during any fiscal quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price of the notes in effect on that 30th trading day;

•	on or after July 1, 2023, at all times on or after any date on which the common stock price is more than 120% of the then current conversion price;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the average of the trading prices for the notes for such five trading-day period was less than 95% of the average of the sale price of our common stock during such five trading-day period multiplied by the then current Conversion Rate; or

•	upon the occurrence of specified corporate transactions.
     You may convert your notes into cash and, if applicable, shares of our common stock at an initial Conversion Price per share of $31.75 (“Conversion Price”), which represents a Conversion Rate of approximately 31.496 shares of common stock per $1,000 principal amount of notes (the “Conversion Rate”). Upon conversion of your notes the value (the “Conversion Value”) of the cash and shares of our common stock, if any, you will receive for converting each $1,000 principal amount of notes will be determined by multiplying the Conversion Rate by the Ten Day Average Stock Price. We will deliver the Conversion Value to you as follows:

•	an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted or (b) the aggregate principal amount of the notes to be converted,

•	if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and

•	an amount in cash in lieu of fractional shares of common stock.
     The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Stock Price, rounded down to the nearest whole share. Our common stock is listed on the New York Stock Exchange under the symbol “OIS.” The last reported closing price of our common stock on July 6, 2005 was $26.05 per share.
     We may redeem all or a portion of your notes for cash on or after July 6, 2012, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. You may require us to repurchase all or a portion of your notes for cash on July 1, 2012, 2015 and 2020 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. You may require us to purchase all or a portion of your notes for cash upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.
     The notes are our general, unsecured obligations and rank equally in right of payment with all our future unsecured, unsubordinated debt and senior in right of payment to any future subordinated indebtedness that we may incur. The notes are effectively subordinated to all of our secured indebtedness and structurally subordinated to any liabilities and other indebtedness of our non-guarantor subsidiaries.
     We have entered into a registration rights agreement with the initial purchaser, pursuant to which we agreed to file a shelf registration statement, of which this prospectus is part, with the U.S. Securities and Exchange Commission covering resales of the notes and the common stock issuable upon conversion of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes.
     There is no established market for the notes. The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.
         Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                   , 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the “Plan of Distribution.” You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information and Incorporation by Reference.” Under no circumstances should the delivery to you of this prospectus or any offering or sales made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      We include the following cautionary statement to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statement made by us in this prospectus or in the documents incorporated by reference in this prospectus. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf. You can typically identify forward-looking statements by the use of forward-looking words such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast,” and other similar words. All statements other than statements of historical facts contained in this offering memorandum, including statements regarding our future financial position, budgets, capital expenditures, projected costs, plans and objectives of management for future operations and possible future acquisitions, are forward-looking statements. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances.
      Where, in any forward-looking statement, we, or our management, express an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.

However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, our company:

•	the level of demand for and supply of oil and gas;

•	fluctuations in the prices of oil and gas;

•	the level of drilling activity;

•	the level of offshore oil and gas developmental activities;

•	general economic conditions;

•	our ability to find and retain skilled personnel;

•	the availability of capital; and

•	the other factors identified under the captions “Risks Related to Our Business” and “Risks Related to Our Operations” that follow.
      You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

ii

SUMMARY
      The following summary may not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” as well as the information to which we refer you and the information incorporated by reference, before making an investment decision.
      When used in this prospectus, the terms “Oil States,” “we,” “our” and “us” refer to Oil States International, Inc. and our consolidated subsidiaries, unless otherwise specified.
Oil States International, Inc.
      We are a leading provider of specialty products and services to oil and gas drilling and production companies throughout the world. We operate in a substantial number of the world’s active oil and gas producing regions, including the Gulf of Mexico, U.S. onshore, Canada, West Africa, the Middle East, South America and Southeast Asia. Our customers include many of the major and independent oil and gas companies and other oilfield service companies. We operate in three business segments: offshore products, tubular services and well site services, and have established a leadership position in each.
Offshore Products
      Through our offshore products segment, we design and manufacture a number of cost-effective, technologically advanced products for the offshore energy industry. In addition, we have other lower margin products and services such as fabrication, inspection and repair services.
      We design, manufacture, fabricate, inspect, assemble, repair, test and market subsea equipment and offshore vessel and rig equipment. Our products are components of equipment used in both shallow and deepwater producing regions for the drilling and production of oil and gas wells on offshore fixed platforms, offshore mobile production units — including floating platforms, floating production, storage and offloading vessels, and other marine vessels — floating rigs and jack-up rigs. We believe that sales of our equipment for offshore infrastructure development and new rig construction will be important sources of future revenues. Our products and services include:

•	flexible bearings and connector products;

•	subsea pipeline products;

•	marine winches, mooring and lifting systems and rig equipment;

•	blowout preventor stack assembly, integration, testing and repair services; and

•	other products and services.
      We have facilities in Arlington, Houston and Lampasas, Texas; Houma, Louisiana; Tulsa, Oklahoma; Scotland; Brazil; England; Singapore; and Thailand that support our offshore products segment.
Tubular Services
      Through our tubular services segment, we distribute oil country tubular goods (“OCTG”) and provide associated OCTG finishing and logistics services to the oil and gas industry. Oil country tubular goods consist of casing and production tubing. Through our tubular services segment, we:

•	distribute a broad range of casing and tubing;

•	provide threading, remediation, logistical and inventory services; and

•	offer e-commerce pricing, ordering, tracking and financial reporting capabilities.
      We serve a customer base ranging from major oil companies to small independents. Through our key relationships with more than 20 domestic and foreign manufacturers and related service providers and suppliers of OCTG, we deliver tubular products and ancillary services to oil and gas companies, drilling contractors and consultants predominantly in the United States. We do not manufacture any of the tubular goods that we distribute. We operate our tubular services segment from a total of nine offices and facilities located near areas of oil and gas exploration and development activity.
      A-Z Terminal. Our A-Z Terminal pipe maintenance and storage facility in Crosby, Texas is equipped to provide a full range of tubular services, giving us strong customer service capabilities. Our A-Z Terminal is on 109 acres, is an ISO 9001-certified facility and has more than 1,400 pipe racks and two double-ended thread lines. We have exclusive use of a permanent third-party inspection center within the facility. The facility also includes indoor chrome storage capability and patented pipe cleaning machines.
      We offer services at our A-Z Terminal facility typically outsourced by other distributors, including the following: threading, inspection, cleaning, cutting, logistics, rig returns, installation of float equipment and non-destructive testing.
Well Site Services
      Our well site services segment provides a broad range of products and services that are used to establish and maintain the flow of oil and gas from a well throughout its lifecycle. Our services include workover services, drilling services, rental equipment, workforce accommodations, catering and logistics services and modular building construction services. We use our fleet of workover and drilling rigs, rental equipment, workforce accommodation facilities and related equipment to service well sites for oil and natural gas companies. Our products and services are used in both onshore and offshore applications through the exploration, development, production and abandonment phases of a well’s life. Additionally, our workforce accommodations, catering and logistics services are employed in a variety of mining and related resource applications as well as forest fire fighting.
      Workover Services. We provide our workover products and services primarily to customers in the U.S., Venezuela, the Middle East and West Africa, for both onshore and offshore applications. Our workover products and services are used in operations on a producing well to restore or increase production. Workover services are typically used during the development, production and abandonment stages of the well. Our hydraulic workover units are used for workover operations and snubbing operations in pressure situations.
      Drilling Services. Our drilling services business is located in Texas, Ohio, Wyoming and Montana and provides drilling services for shallow to medium depths ranging from 2,000 to 10,000 feet. Drilling services are typically used during the exploration and development stages of a field. We have a total of 26 semi-automatic drilling rigs with hydraulic pipe handling booms and lift capacities ranging from 200,000 to 300,000 pounds.
      Rental Equipment. Our rental equipment business provides a wide range of products for use in the offshore and onshore oil and gas industry, including:

•	wireline and coiled tubing pressure control equipment;

•	wellhead isolation equipment and services;

•	pipe recovery systems;

•	gravel pack operations on well bores; and

•	surface control equipment and down-hole tools utilized by coiled tubing operators.
      As of May 31, 2005, we provided rental equipment at 47 distribution points in Texas, Louisiana, Oklahoma, Mississippi, New Mexico, Wyoming and Alberta, Canada.
      Workforce Accommodations, Catering and Logistics. We are a leading provider of integrated products and services to support workers in remote locations, including workforce accommodations, food services, remote site management services and modular building construction. We provide complete design, manufacture, installation, operation and redeployment logistics services for oil and gas drilling, oil sands mining in the Fort McMurray region of Northern Canada, diamond mining in Northern Canada and other mining ventures throughout the world, pipeline construction, forestry, offshore construction, disaster relief services and support services for military operations on a worldwide basis. Our workforce products and services operations are primarily focused in Canada and the Gulf of Mexico although we also have catering and facilities management activities in other international areas. During the peak of our operating season, we typically provide these services in over 200 separate locations throughout the world with separate location populations ranging from 20 to 2,000 persons.

      Oil States was originally incorporated in Delaware in 1995 as CE Holdings, Inc. Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002, and our telephone number is (713) 652-0582. We maintain a website located at www.oilstatesintl.com. Information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus.
The Offering
      This prospectus covers the resale of up to $175,000,000 aggregate principal amount of the notes and the shares of our common stock issuable upon conversion of the notes. We issued and sold a total of $125,000,000 aggregate principal amount of the notes on June 21, 2005 in a private placement to RBC Capital Markets Corporation, which we refer to as the “initial purchaser,” and we issued and sold to the initial purchaser an additional $50,000,000 aggregate principal amount of the notes in July 2005, upon the initial purchaser’s exercise of its option to purchase such notes. The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms of the notes.

Issuer	Oil States International, Inc., a Delaware corporation.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See the section entitled “Selling Security Holders” for more information.

Notes Offered	$175,000,000 aggregate principal amount of 2 3/8% Contingent Convertible Senior Notes due 2025.

Common Stock Offered	Shares of our common stock, par value $0.01 per share, issuable upon conversion of the notes.

Maturity Date	July 1, 2025, unless earlier converted, redeemed or repurchased.

Interest	The notes bear interest at an annual rate of 2 3/8%, accruing from June 21, 2005.

Interest Payment Dates	Interest is payable on January 1 and July 1 of each year, beginning January 1, 2006.

Conversion Rights	Under the circumstances discussed below, you may surrender your notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time before the close of business on the maturity date, unless your notes have been previously redeemed or repurchased. You may convert your notes only in the following circumstances:

• prior to July 1, 2023, during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;

• on or after July 1, 2023, at all times on or after any date on which the common stock price is more than 120% of the conversion price of the notes;

• if we have called the particular notes for redemption and the redemption has not yet occurred;

• during the five consecutive business-day period following any five consecutive trading-day period in which the average of the trading prices for the notes for such five trading-day period was less than 95% of the average of the sale price of our common stock during such five trading-day period multiplied by the then current Conversion Rate; or

• upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

Upon the occurrence of any of the circumstances described above, you may convert your notes into cash and, if applicable, shares of our common stock at an initial Conversion Price per share of $31.75, which represents a Conversion Rate of approximately 31.496 shares of common stock per $1,000 principal amount of notes.

Once notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, you will receive for converting each $1,000 principal amount of notes will be determined by multiplying the Conversion Rate by the Ten Day Average Stock Price (as defined below). We will deliver the Conversion Value to you as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted or (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Stock Price, rounded down to the nearest whole share. The Ten Day Average Stock Price will be the average of the daily volume-weighted average price per share of our common stock on the New York Stock Exchange for each of the ten consecutive trading days beginning on the second trading day following the day the notes are tendered for conversion.

The Conversion Price is subject to adjustment in certain circumstances. See “Description of Notes — Conversion Rights — Conversion Price Adjustments.”

If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to July 1, 2012 that constitute a “fundamental change,” other than a fundamental change relating to the composition of our board of directors, we will decrease the Conversion Price to increase the Conversion Rate by a number of shares of common stock. See “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions,” “— Adjustment to Conversion Price Upon Certain Fundamental Changes” and “— Conversion After a Public Acquirer Fundamental Change.”

See the section entitled “Description of Notes — Conversion Rights” for more information.

Ranking	The notes:

• are our senior unsecured obligations;

• rank equally in right of payment with all of our existing and future unsubordinated indebtedness; and

• will rank senior to any of our future indebtedness that expressly provides that it is subordinated to the notes.

The notes are also effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our non-guarantor subsidiaries. The indenture under which the notes are issued generally does not restrict the incurrence of debt by us or any of our subsidiaries.

Covenant Regarding Subsidiary Guarantees	Initially, there were no subsidiary guarantors of the notes. If prior to January 1, 2013 any of our subsidiaries guarantees or issues certain types of debt securities (excluding debt securities under credit facilities) as described under “Description of Notes — Contingent Subsidiary Guarantees of the Notes,” the subsidiary will be required to guarantee the notes on a basis such that the subsidiary’s guarantee of the notes stands in substantially the same relative ranking in right of payment to its obligations with respect to such debt securities. Any subsidiary guarantee is subject to release in certain circumstances described under “Description of Notes — Contingent Subsidiary Guarantees of the Notes” and in no event would continue beyond January 1, 2013.

Optional Redemption	We may redeem all or a portion of your notes for cash on or after July 6, 2012, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. See the section entitled “Description of Notes — Optional Redemption of the Notes” for more information.

Repurchase of Notes at the Option of the Holder	You may require us to repurchase all or a portion of your notes for cash on July 1, 2012, 2015 and 2020 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See the section entitled “Description of Notes — Repurchase of Notes at the Option of the Holder” for more information.

Repurchase at Option of Holders Upon a Fundamental Change	Upon a “fundamental change,” as defined in “Description of Notes — Repurchase at Option of Holders Upon a Fundamental Change,” you may require us to repurchase your notes for cash at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See the section entitled “Description of Notes — Repurchase at Option of Holders Upon a Fundamental Change” for more information.

Sinking Fund	None.

No Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or our common stock issuable upon conversion of the notes.

Events of Default	The following are events of default under the indenture for the notes:

• we fail to pay principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise;

• we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

• we fail to provide timely notice of a fundamental change;

• we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

• any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

• certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

See the section entitled “Description of Notes — Events of Default” for more information.

Registration Rights	Under a registration rights agreement that we entered into with the initial purchaser in connection with the initial placement of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes. See the section entitled “Description of Notes — Registration Rights” for more information.

U.S. Federal Income Tax Considerations	A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into cash and shares of our common stock). The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s tax basis in the note will generally equal the amount the holder paid for the note.

Upon conversion of a note into cash and shares of our common stock, a U.S. holder generally will not be permitted to recognize loss, but will be required to recognize capital gain in an amount equal to the lesser of the gain realized and the cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest), subject to the discussion under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions” regarding the possibility that the adjustment to the Conversion Rate of a note converted in connection with a fundamental change may be treated as a taxable stock distribution.

See the section entitled “Material U.S. Federal Income Tax Considerations” for more information.

Trustee, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.

Book-Entry Form	The notes were issued in book-entry form and are represented by a global certificate deposited on behalf of The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global certificate. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the trading symbol “OIS.” The notes will not be listed on any securities exchange or included in any automated quotation system.

Governing Law	The indenture, the notes and the registration rights agreement are governed by the laws of the State of New York.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus before deciding whether to invest in the notes or the underlying common stock.

RISK FACTORS
      An investment in the notes or underlying common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, when making a decision to invest in these securities.
Risks Related to our Business

Decreased oil and gas industry expenditure levels will adversely affect our results of operations.
      We depend upon the oil and gas industry and its ability and willingness to make expenditures to explore for, develop and produce oil and gas. If these expenditures decline, our business will suffer. The industry’s willingness to explore, develop and produce depends largely upon the availability of attractive drilling prospects and the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

•	the level of production;

•	the levels of oil and gas inventories;

•	the expected cost of developing new reserves;

•	the actual cost of finding and producing oil and gas;

•	the availability of attractive oil and gas field prospects which may be affected by governmental actions or environmental activists which may restrict drilling;

•	the availability of transportation infrastructure and refining capacity;

•	depletion rates;

•	the level of drilling activity;

•	worldwide economic activity including growth in underdeveloped countries;

•	national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (OPEC) to set and maintain production levels and prices for oil;

•	the impact of armed hostilities involving one or more oil producing nations;

•	the cost of developing alternate energy sources;

•	environmental regulation; and

•	tax policies.

Extended periods of low oil prices or unsuccessful exploration results may decrease deepwater exploration and production activity and adversely affect our business.
      Our offshore products segment depends on exploration and production expenditures in deepwater areas. Because deepwater projects are more capital intensive and take longer to generate first production than shallow water and onshore projects, the economic analyses conducted by exploration and production companies typically assume lower prices for production from such projects to determine economic viability over the long term. If oil prices remain near or below those levels used to determine economic viability for an extended period of time, deepwater activity and our business will be adversely affected.

Because the oil and gas industry is cyclical, our operating results may fluctuate.
      Oil prices have been and are expected to remain volatile. This volatility causes oil and gas companies and drilling contractors to change their strategies and expenditure levels. We have experienced in the past, and we may experience in the future, significant fluctuations in operating results based on these changes.

Disruptions in the political and economic conditions of the foreign countries in which we operate could adversely affect our business.
      We have operations in various international areas, including parts of Africa, South America and the Middle East. Our operations in these areas increase our exposure to risks of war, terrorist attacks, local economic conditions, political disruption, civil disturbance and governmental policies that may:

•	disrupt our operations;

•	restrict the movement of funds or limit repatriation of profits;

•	lead to U.S. government or international sanctions; and

•	limit access to markets for periods of time.

We might be unable to employ a sufficient number of technical personnel.
      Many of the products that we sell, especially in our offshore products segment, are complex and highly engineered and often must perform in harsh conditions. We believe that our success depends upon our ability to employ and retain technical personnel with the ability to design, utilize and enhance these products. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high, and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase and our growth potential could be impaired.

The level and pricing of tubular goods imported into the United States could decrease demand for our tubular goods inventory and adversely impact our results of operations. Also, if steel mills were to sell a substantial amount of goods directly to customers in the United States, our results of operations could be adversely impacted.
      U.S. law currently restricts imports of low-cost tubular goods from a number of foreign countries into the U.S. tubular goods market, resulting in higher prices for tubular goods. If these restrictions were to be lifted or if the level of imported low-cost tubular goods were to otherwise increase, our tubular services segment could be adversely affected to the extent that we then have higher-cost tubular goods in inventory. If prices were to decrease significantly, we might not be able to profitably sell our inventory of tubular goods. In addition, significant price decreases could result in a longer holding period for some of our inventory, which could also have a material adverse effect on our tubular services segment.
      We do not manufacture any of the tubular goods that we distribute. Historically, users of tubular goods in the United States, in contrast to outside the United States, have purchased tubular goods from a distributor. If customers were to purchase tubular goods directly from steel mills, our results of operations could be adversely impacted.

We are subject to extensive and costly environmental laws and regulations that may require us to take actions that will adversely affect our results of operations.
      Our hydraulic well control and drilling operations and our offshore products business are significantly affected by stringent and complex foreign, federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. We could be exposed to liability for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Environmental laws and regulations have changed in the past, and they are likely to change in the future. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

      Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could adversely impact our operations and financial condition, including the:

•	issuance of administrative, civil and criminal penalties;

•	denial or revocation of permits or other authorizations;

•	reduction or cessation in operations; and

•	performance of site investigatory, remedial or other corrective actions.

We may not have adequate insurance for potential liabilities.
      Our operations are subject to many hazards. We face the following risks under our insurance coverage:

•	we may not be able to continue to obtain insurance on commercially reasonable terms;

•	we may be faced with types of liabilities that will not be covered by our insurance, such as damages from environmental contamination or terrorist attacks;

•	the dollar amount of any liabilities may exceed our policy limits; and

•	we may incur losses from interruption of our business that exceed our insurance coverage.
Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position.

We are subject to litigation risks that may not be covered by insurance.
      In the ordinary course of business, we become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have sold, and some relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

We might be unable to compete successfully with other companies in our industry.
      We sell our products and services in competitive markets. In some of our business segments, we compete with the oil and gas industry’s largest oilfield services providers. These companies have greater financial resources than we do. In addition, our business, particularly our tubular services business, may face competition from business-to-business internet auction activities. Our business will be adversely affected to the extent that these providers are successful in reducing purchases of our products and services.
Risks Related to Our Operations

We are susceptible to seasonal earnings volatility due to adverse weather conditions in our regions of operations.
      Our operations are directly affected by seasonal differences in weather in the areas in which we operate, most notably in Canada and the Gulf of Mexico. Our Canadian work force accommodations, catering and logistics operations are significantly focused on the winter months when the winter freeze in remote regions permits exploration and production activity to occur. The spring thaw in these frontier regions restricts operations in the spring months and, as a result, adversely affects our operations and sales of products and services in the second and third quarters. Our operations in the Gulf of Mexico are also affected by weather patterns. Weather conditions in the Gulf Coast region generally result in higher drilling activity in the spring, summer and fall months with the lowest activity in the winter months. In addition, summer and fall drilling activity can be restricted due to hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

We might be unable to protect our intellectual property rights.
      We rely on a variety of intellectual property rights that we use in our offshore products and well site services segments, particularly our patents relating to our FlexJoint® technology. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our products and services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. The failure of our company to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could adversely affect our competitive position.

If we do not develop new competitive technologies and products, our business and revenues may be adversely affected.
      The market for our offshore products is characterized by continual technological developments to provide better performance in increasingly greater depths and harsher conditions. If we are not able to design, develop and produce commercially competitive products in a timely manner in response to changes in technology, our business and revenues will be adversely affected.

Loss of key members of our management could adversely affect our business.
      We depend on the continued employment and performance of Douglas E. Swanson and other key members of management. If any of our key managers resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain “key man” life insurance for any of our officers.

If we have to write off a significant amount of goodwill, our earnings will be negatively affected.
      As of May 31, 2005, goodwill represented approximately 29.1% of our total assets. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. Current accounting standards, which were effective January 1, 2002, require a periodic review of goodwill for impairment in value and a non-cash charge against earnings with a corresponding decrease in stockholders’ equity if circumstances indicate that the carrying amount will not be recoverable. See Note 2 to our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which is incorporated by reference in this prospectus.

If we were to lose a significant supplier of our tubular goods, we could be adversely affected.
      During 2004, we purchased from a single supplier approximately 50% of the tubular goods we distributed and from three suppliers approximately 69% of such tubular goods. We do not have contracts with any of these suppliers. If we were to lose any of these suppliers or if production at one or more of the suppliers were interrupted, our tubular services segment and our overall business, financial condition and results of operations could be adversely affected. If the extent of the loss or interruption were sufficiently large, the impact on us would be material.

Risks Related to our Relationship with SCF

L.E. Simmons, through SCF, exerts significant influence on the outcome of stockholder voting and may exercise this voting power in a manner adverse to our stockholders.
      SCF-III, L.P. and SCF-IV, L.P., private equity funds that focus on investments in the energy industry (collectively, “SCF”), together held approximately 13.2% of the outstanding common stock of our company as of June 22, 2005. L.E. Simmons, the chairman of our board of directors, is the sole owner of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. Accordingly, Mr. Simmons, through his ownership of the ultimate general partner of SCF, is in a position to exert significant influence on the outcome of matters requiring a stockholder vote, including the election of directors, adoption of amendments to our certificate of incorporation or bylaws or approval of transactions involving a change of control. The interests of Mr. Simmons may differ from those of our stockholders, and SCF may vote its common stock in a manner that may adversely affect our stockholders.

SCF’s ownership interest and provisions contained in our certificate of incorporation and bylaws could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.
      In addition to SCF’s position of significant influence, provisions contained in our certificate of incorporation and bylaws, such as a classified board, limitations on the removal of directors, on stockholder proposals at meetings of stockholders and on stockholder action by written consent and the inability of stockholders to call special meetings, could make it more difficult for a third party to acquire control of our company. Our certificate of incorporation also authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could increase the difficulty for a third party to acquire us, which may reduce or eliminate our stockholders’ ability to sell their shares of common stock at a premium.

Two of our directors may have conflicts of interest because they are also directors or officers of SCF. The resolution of these conflicts of interest may not be in our or our stockholders’ best interests.
      Two of our directors, L.E. Simmons and Andrew L. Waite, are also current directors or officers of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. This may create conflicts of interest because these directors have responsibilities to SCF and its owners. Their duties as directors or officers of L.E. Simmons & Associates, Incorporated may conflict with their duties as directors of our company regarding business dealings between SCF and us and other matters. The resolution of these conflicts may not always be in our or our stockholders’ best interest.

The availability of shares of our common stock for future sale could depress our stock price.
      Sales by SCF and other stockholders of a substantial number of shares of our common stock in the public markets, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities. SCF has sold shares recently and made stock distributions to its partners and may continue to do so in the future. SCF’s ownership percentage has decreased from 40% at February 27, 2004 to approximately 13.2% at June 22, 2005.
Risks Related to the Notes

The notes are effectively subordinated to any existing and future secured indebtedness.
      The notes are our senior, unsecured obligations and are effectively subordinated to any existing and future secured indebtedness we may have. These liabilities may include indebtedness, trade payables, guarantees, lease obligations, and letter of credit obligations. The notes do not restrict us from incurring senior secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.

Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees.
      The indenture governing the notes does not require any subsidiary to guarantee the notes unless, prior to January 1, 2013, that subsidiary guarantees or issues debt securities (excluding debt securities under credit facilities) as described under “Description of Notes — Contingent Subsidiary Guarantees of the Notes.” Initially, there were no subsidiary guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors, and a court may use these laws to subordinate or avoid any subsidiary guarantee that may be delivered in the future. A court could avoid or subordinate a subsidiary guarantee in favor of that subsidiary guarantor’s other creditors if the court found that either:

•	the guarantee was incurred with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or

•	the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guarantee;
      and, in either case, the subsidiary guarantor, at the time it issued the subsidiary guarantee:

•	was insolvent or rendered insolvent by reason of the issuance of the subsidiary guarantee;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.
      Among other things, a legal challenge of the subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of our issuance of the notes or the delivery of the subsidiary guarantee. To the extent the subsidiary guarantee was avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would cease to have any claim against that subsidiary guarantor and would be solely creditors of the parent company and of any subsidiary guarantors whose subsidiary guarantees were not voided or held unenforceable. In that event, the claims of the holders of the notes against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor.

Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the notes.
      The notes are obligations exclusively of Oil States. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt obligations, including our obligations under the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.
      Our subsidiaries are separate and distinct legal entities. Unless they guarantee the notes in the future, our subsidiaries have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.
      Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

We may incur additional indebtedness; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.
      The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.
      The conversion value that you will receive upon conversion of your notes is in part determined by the average of the daily volume-weighted average price per share of our common stock on the New York Stock Exchange for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

Your right to convert the notes is conditional, which could impair the value of the notes.
      The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares into which the shares would otherwise be convertible. In addition, upon conversion of the notes we will not be required to deliver cash or issue shares to satisfy our conversion obligation until at least 15 business days after the conversion date. As a result, the value of your notes surrendered for conversion will be subject to market risk pending settlement.

We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.
      Upon a fundamental change, as defined in the indenture, and on July 1, 2012, 2015 and 2020, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a fundamental change, the cash due upon repurchases of the notes on July 1, 2012, 2015 and 2020 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our bank credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of Notes — Repurchase of Notes at the Option of the Holder” and “— Repurchase at Option of Holders Upon a Fundamental Change.”
      Upon an occurrence of a fundamental change, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a fundamental change were to occur subsequent to this offering, we may not have the financial resources available to repurchase all the notes for cash.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.
      The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Price Adjustments.” If the Conversion Price is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, as a holder of the notes you would be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements, which we may set off against cash payments of interest payable on the notes. The adjustment to the Conversion Rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” below, also may be treated as a taxable distribution. Please read “Material U.S. Federal Income Tax Considerations.”

The adjustment to the Conversion Rate for notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.
      If certain fundamental changes occur on or prior to July 1, 2012, we will increase the Conversion Rate as to the notes converted in connection with the fundamental changes. The increase in the Conversion Rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain fundamental changes, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $25.40 or more than $175.00 (subject to adjustment), or if we exercise our right to cause the conversion obligation to be assumed by a public acquirer as described in “Description of Notes — Conversion Rights — Conversion After a Public Acquirer Fundamental Change,” there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.
      Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of and interest (including additional interest, if any), including the delivery of the Conversion Value and any adjustment thereto resulting from such merger or acquisition.

There is no established trading market for the notes.
      There is no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to have a resale registration statement covering the notes and the common stock issuable upon conversion of the notes declared effective by the Securities and Exchange Commission;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.
      Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the notes, regardless of our prospects and financial performance.

Conversion of the notes could dilute the ownership of existing stockholders.
      The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years, and the three months ended March 31, 2005.

					Three Months
					Ended
2000	2001	2002	2003	2004	March 31, 2005

1.9x	4.9x	9.1x	7.1x	10.7x	15.2x
      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges and minority interest. Fixed charges consist of interest expense (whether expensed or capitalized), amortization of debt expenses, discount and premium, preferred dividends and a portion of rental expense estimated to be attributable to interest.
DIVIDEND POLICY
      We have not declared or paid cash dividends on our capital stock since our initial public offering and do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our existing credit facilities restrict the payment of cash dividends. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.
NO PROCEEDS
      The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the notes.
SELLING SECURITY HOLDERS
      On June 21, 2005, we issued and sold a total of $125,000,000 aggregate principal amount of the notes in a private placement to RBC Capital Markets Corporation (which we sometimes refer to as the “initial purchaser” in this prospectus), and in July 2005 we issued and sold to the initial purchaser an additional $50,000,000 aggregate principal amount of the notes upon its exercise of its option to purchase such notes. The initial purchaser has advised us that it resold all of these notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.
      The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchaser. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
      The selling security holders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and our shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
      Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any amended prospectus will also disclose whether any selling security holder selling in connection with that amended prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.
      The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

				Number of	Number of	Number of
	Amount of	Percentage		Shares of	Shares of	Shares of
	Notes	of Notes	Amount of	Common Stock	Common Stock	Common Stock
	Beneficially	Beneficially	Notes to be	Beneficially	that may be	Upon Completion
	Owned ($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(3)	of Offering(1)

Bancroft Convertible Fund, Inc.	2,000,000	1.1%	2,000,000	62,992	62,992	0
Frontpoint Convertible Arbitrage Fund, L.P.	3,000,000	1.7%	3,000,000	94,488	94,488	0
Ellsworth Convertible Growth and Income Fund, Inc.	2,000,000	1.1%	2,000,000	62,992	62,992	0
KBC Financial Products USA, Inc.(5)	2,500,000	1.4%	2,500,000	78,740	78,740	0
Lyxor/ Quest Fund Ltd.	1,200,000	*	1,200,000	37,795	37,795	0
Quest Global Convertible Master Ltd.	800,000	*	800,000	25,197	25,197	0

Any other holder of notes or future transferee, pledgee, donee or other successor of any such holder(6)
Total	11,500,000	6.6%	11,500,000	362,204	362,204	0

*	Less than l%.

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes.

(3)	Represents the theoretical maximum number of shares of common stock which may be issued upon the conversion of the full amount of notes held by such holder at the initial conversion price of $31.75, which equals a conversion rate of the initial conversion rate of 31.496 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of Notes — Conversion Price Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of Distribution” for required disclosure regarding these selling security holders.

(6)	Information about other selling security holders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
      Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying common stock in the ordinary course of business or (b) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
DESCRIPTION OF NOTES
      We issued the notes under an indenture, dated as of June 21, 2005, between us and Wells Fargo Bank, National Association, as trustee. The notes and the shares of common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement. The following summary contains a description of the material provisions of the notes, the registration rights agreement and the indenture. The summary is not complete, and is subject to, and qualified by reference to, the detailed provisions of the form of notes, the registration rights agreement and the indenture, including the definitions of certain terms used in the indenture. You should carefully review these documents because they, and not this description, define your rights as holders of the notes. These documents are filed as exhibits to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “us,” “our” and “Oil States” include only Oil States International, Inc. and not its subsidiaries.
Brief Description of the Notes
      The notes are limited to $175,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on July 1, 2025, unless earlier redeemed at our option as described under “— Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “— Repurchase of Notes at the Option of the Holder,” or repurchased by us at a holder’s option upon a fundamental change of Oil States as described under “— Repurchase at Option of Holders Upon a Fundamental Change” or converted at a holder’s option as described under “— Conversion Rights.”
      The notes bear interest at the annual rate of 2 3/8% per year, accruing from June 21, 2005. We will pay interest on January 1 and July 1 of each year, commencing on January 1, 2006, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date.
      The notes are our general, unsecured obligations, ranking equally in right of payment with all of our existing and future unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness, but the notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to all existing and future liabilities and other indebtedness of our subsidiaries.
      We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange, payment or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes are issuable only in fully registered book-entry form, without coupons, and are represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.
      The registered holder of a note will be treated as the owner of it for all purposes, and all references in this “Description of Notes” to “holders” mean holders of record, unless otherwise indicated.
Conversion Rights
      Subject to the restrictions described in this “Description of Notes,” a holder may convert any outstanding notes into cash and, if applicable, shares of our common stock at an initial Conversion Price per share of $31.75 in accordance with the conversion mechanism described below, which represents an initial Conversion Rate of approximately 31.496 shares of our common stock per $1,000 principal amount of the notes. The Conversion Price and resulting Conversion Rate are, however, subject to adjustment as described below under “— Conversion Price Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change of control as described below under “— Conversion Upon Specified Corporate Transactions.” A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General
      Under the circumstances discussed below, holders may surrender notes, in whole or in part, for conversion into cash and, if applicable, shares of our common stock at any time before the close of business on the maturity date, unless their notes have been previously redeemed or repurchased. A holder’s right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase. In addition, if a holder has exercised its right to require us to repurchase its notes, such holder may convert its notes into shares of our common stock only if it withdraws its notice and converts its notes before the close of business on the business day immediately preceding such repurchase date. Holders may convert their notes only in the following circumstances:

•	prior to July 1, 2023, during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price (as defined below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day;

•	on or after July 1, 2023, at all times on or after any date on which the common stock price is more than 120% of the Conversion Price of the notes;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	during the five consecutive business-day period following any five consecutive trading-day period in which the average of the trading prices for the notes for such five trading-day period was less than 95% of the average of the common stock price during such five trading-day period multiplied by the then current Conversion Rate; or

•	upon the occurrence of specified corporate transactions.
      Once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 principal amount of notes, cash and shares of our common stock, the aggregate value of which (the “Conversion Value”) will be equal to the product of:

(1) the Conversion Rate then in effect, as such rate may be adjusted in accordance with the terms of the indenture; and

(2) the average of the daily volume-weighted average price per share of our common stock for each of the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits, stock dividends and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion (the “Ten Day Average Stock Price”).
      The “volume-weighted average price” on any trading day means the volume-weighted average price per share on such date for our common stock as reported in composite transactions on the New York Stock Exchange or the principal United States national securities exchange on which our common stock is then traded or, if our common stock is not traded on the New York Stock Exchange or listed on a United States national securities exchange, as reported by The Nasdaq System or as otherwise provided in the indenture, in all cases, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed by Bloomberg or such other comparable service that has replaced Bloomberg. If such volume-weighted average price is not available, then our board of directors will in good faith determine the amount to be used as the volume-weighted average price.
      A “trading day” means any regular or abbreviated trading day of the New York Stock Exchange or, if the common stock is not traded on the New York Stock Exchange, the principal United States national securities exchange on which our common stock is traded, or if our common stock is not traded on the New York Stock Exchange or listed on a United States national securities exchange, as reported by The Nasdaq System.
      You may surrender notes for conversion on or prior to the stated maturity only under the following circumstances:

Conversion Upon Satisfaction of Common Stock Price Condition
      Prior to July 1, 2023, a holder may surrender any of its notes for conversion during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.
      On or after July 1, 2023, a holder may surrender any of its notes for conversion at all times on or after any date on which the common stock price is more than 120% of the Conversion Price of the notes.
      The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the New York Stock Exchange or the principal United States national securities exchange on which our common stock is traded or, if our common stock is not traded on the New York Stock Exchange or listed on a United States national securities exchange, as reported by The Nasdaq System or as otherwise provided in the indenture.

Conversion Upon Satisfaction of Trading Price Condition
      A holder may surrender any of its notes for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the average of the “trading prices” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for such five-day trading period was less than 95% of the product of the sale price of the common stock for such five-day trading period and the then-current Conversion Rate.
      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchaser of the notes; provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to be less than 95% of the applicable Conversion Rate of the notes multiplied by the common stock price on such determination date.
      The trustee will determine the trading price of the notes upon our request. We will have no obligation to make that request unless a holder of notes requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the notes for the applicable period.

Conversion Upon Notice of Redemption
      A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions
      If we elect to:

•	distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute to all or substantially all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable Conversion Price) without conversion of such holder’s notes.
      In addition, if we are a party to a fundamental change or a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

Adjustment to Conversion Price Upon Certain Fundamental Changes
      If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to July 1, 2012 that constitutes a fundamental change as defined under “— Repurchase at Option of Holders Upon a Fundamental Change” (other than a fundamental change relating to the composition of our board of directors), and 10% or more of the fair market value of the consideration for the common stock in the corporate transaction consists of (i) cash (not including cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights), (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, which we refer to as a “non-stock fundamental change,” we will decrease the Conversion Price for the notes surrendered for conversion, which will increase the Conversion Rate by a number of shares (“the additional shares”) as described below, unless we make the election described in “— Conversion After a Public Acquirer Fundamental Change” below.
      The increase in the Conversion Rate will be expressed as a number of additional shares per $1,000 principal amount of notes and will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the common stock price on the five trading days prior to but not including the effective date of the non-stock fundamental change.
      The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Price of the notes is adjusted, as described below under “— Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Price as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Price as set forth under “— Conversion Price Adjustments” below.
      The following table sets forth the increase in the Conversion Rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Share Price

Effective Date	$25.40	$27.10	$28.90	$30.60	$32.40	$34.10	$35.90	$71.70	$175.00

June 21, 2005	0.00	7.45	6.61	5.82	5.22	4.64	4.21	0.84	0.00
July 1, 2006	0.00	7.41	6.52	5.70	5.08	4.48	4.05	0.75	0.00
July 1, 2007	0.00	7.32	6.39	5.53	4.89	4.27	3.81	0.65	0.00
July 1, 2008	0.00	7.14	6.19	5.25	4.62	3.98	3.51	0.53	0.00
July 1, 2009	0.00	6.96	5.94	4.95	4.28	3.62	3.14	0.41	0.00
July 1, 2010	0.00	6.64	5.42	4.45	3.68	3.05	2.57	0.27	0.00
July 1, 2011	0.00	6.13	4.71	3.61	2.77	2.10	1.65	0.12	0.00
July 1, 2012	0.00	5.61	3.42	1.43	0.00	0.00	0.00	0.00	0.00
      The share prices and additional share amounts set forth above are based upon a common share price of $25.35 on June 15, 2005 and an initial Conversion Price of $31.75.
      The maximum amount of additional shares payable is 7.45 per $1,000 principal amount of notes. Notwithstanding the foregoing, in no event will the Conversion Rate exceed 39.447 per $1,000 principal amount of notes, subject to adjustments in the same manner as the Conversion Price as set forth under “— Conversion Price Adjustments” below.
      The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•	between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $175.00 per share (subject to adjustment), no increase in the Conversion Rate will be made; and

•	less than $25.40 per share (subject to adjustment), no increase in the Conversion Rate will be made.

      Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Fundamental Change
      Notwithstanding the preceding, and in lieu of adjusting the Conversion Rate as set forth above, in the case of a non-stock fundamental change constituting a “public acquirer fundamental change” (as defined below) we may elect that, from and after the effective date of such public acquirer fundamental change, the right to convert a note will be changed into a right to convert a note into a number of shares of “acquirer common stock” (as defined below) at the Conversion Rate specified below. At any time prior to the twentieth day immediately preceding the proposed effective date of the public acquirer fundamental change, we may irrevocably elect to deliver cash and shares of acquirer common stock, if any, in the same manner described below under “— Payment Upon Conversion.” The Conversion Rate on and following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the Conversion Rate in effect immediately prior to the effective date of such fundamental change, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer fundamental change (the “valuation period”), of:

(i) the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(ii) the closing sale price of the acquirer common stock on each such trading day in the valuation period.
      The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer fundamental change, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock, 100% of the closing sale price of such acquirer common stock on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the Conversion Rate in connection with a public acquirer fundamental change, the Conversion Rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.
      A “public acquirer fundamental change” is any transaction described in the second or third bullet point of the definition of fundamental change below where the acquirer, or any entity that it is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate ordinary voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change. We refer to such acquirer’s or other entity’s class of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

Payment Upon Conversion
      We will deliver the Conversion Value of the notes surrendered for conversion to converting holders as follows:

(1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

(2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”); and

(3) an amount in cash in lieu of any fractional shares of common stock.
      The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Stock Price, and rounding the quotient down to the nearest whole share. The cash payment for fractional shares also will be based on the Ten Day Average Stock Price.
      The Conversion Value, Principal Return, Net Share Amount, the number of Net Shares and the cash payment for fractional shares will be determined by us on the first business day (the “Determination Date”) following the ten consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion.
      We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than three business days thereafter. We may not have the financial resource, and we may not be able to arrange for financing, to pay the principal return for all notes tendered for conversion. See “Risk Factors — Risks Related to the Notes — We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.”
      Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest (including additional interest, if any) payable on the notes, except as described below. Accrued interest (including additional interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for accrued and unpaid interest (including additional interest, if any).
      Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest (including additional interest, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (including additional interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including additional interest, if any) on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to notes surrendered for conversion on the interest payment date.

Conversion Procedures
      If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on July 1, 2012, 2015 and 2020 or as a result of a fundamental change, such note may be converted only if the notice of election is withdrawn as described under “— Repurchase of the Notes at the Option of the Holder” or “— Repurchase at Option of Holders Upon a Fundamental Change.”

Conversion Price Adjustments
      We will adjust the Conversion Price if (without duplication):

(1) we issue shares of our common stock to all or substantially all holders of shares of our common stock as a dividend or distribution on our common stock;

(2) we subdivide or combine our outstanding common stock;

(3) we issue to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

(4) we distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of our capital stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends and distributions referred to in clause (1) above; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

(5) we declare a cash dividend or cash distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:
(Pre-Dividend Sale Price - Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes solely into shares of our common stock at the then applicable Conversion Price immediately prior to the record date for such cash dividend or cash distribution;

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock where the cash and value of any other consideration included in the payment per share exceeds the common stock price on the last day on which tenders or exchanges may be made pursuant to the tender or exchange offer; or

(7) someone other than Oil States or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer and, as of the closing of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if: (a) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 25% of the total shares of our outstanding common stock, and (b) the cash and value of any other consideration included in the payment per share of common stock has a fair market value that exceeds the common stock price on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer. However, the adjustment referred to in this clause will not be made if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our properties and assets.

      “Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.
      “Dividend Adjustment Amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.
      If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the Conversion Price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are listed or quoted.
      If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its notes into cash and shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of our common stock at the then applicable Conversion Price immediately prior to the effective date of such transaction, subject to the conditions described above under “— Conversion After a Public Acquirer Fundamental Change.” Upon conversion of a note a holder will receive cash in an amount equal to the lesser of $1,000 and the Conversion Value and, if the Conversion Value is greater than $1,000, payment of the excess value in the form of such shares, other securities, other property or assets as described above.
      To the extent that any rights plan adopted by us is in effect upon conversion of the notes into cash or shares of common stock, you will receive, in addition to such cash or shares of our common stock, the rights under the rights plan, unless the rights have separated from our common stock at the time of conversion and, as a result, upon conversion of the notes into shares of our common stock, you would not be entitled to receive the rights, then in such case the Conversion Price will be adjusted as if we distributed shares of our common stock, evidences of indebtedness or assets to all holders of our common stock as described above.
      The Conversion Price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the Conversion Price will not be adjusted upon the issuance of shares of our common stock:

•	under any present or future employee benefit plan or program of ours; or

•	pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.
      We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the Ten Day Average Stock Price.
      If we make a distribution of property to our shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the Conversion Price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions.”
      We may from time to time reduce the Conversion Price if our board of directors determines that this reduction would be in the best interests of Oil States. Any such determination by our board of directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the Conversion Price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.
      We will not be required to make an adjustment in the Conversion Price unless the adjustment would require a change of at least 1% in the Conversion Price. However, any adjustments that are less that 1% of the Conversion Price will be taken into account in any subsequent adjustment.
Ranking
      The notes:

•	are our senior unsecured obligations;

•	rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness; and

•	will rank senior to any of our future indebtedness that expressly provides that it is subordinated to the notes.
      The notes are also effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security.
      The indenture generally does not restrict our ability to incur debt or our ability or the ability of our subsidiaries to incur any other indebtedness.
      The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Except in the circumstances described below under “— Contingent Subsidiary Guarantees of the Notes,” our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2005, our subsidiaries had approximately $196.4 million of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities, guarantees of our credit facility and deferred taxes). Deferred taxes totaled approximately $32.3 million as of March 31, 2005.
Contingent Subsidiary Guarantees of the Notes
      We will not permit any of our subsidiaries that is not already a guarantor of the notes to Incur any Debt Securities, unless, prior to or concurrently therewith, such subsidiary executes and delivers a supplement to the indenture providing for a full and unconditional guarantee of the notes by that subsidiary on a basis such that the subsidiary’s guarantee of the notes shall stand in substantially the same relative ranking in right of payment to its obligations with respect to such Debt Securities; provided, however, that this restriction shall not apply to any of our subsidiaries that is less than 90%-owned by us, directly or indirectly, with respect to

Debt Securities that it Incurs as the issuer thereof or the primary obligor thereon. If no default has occurred and is continuing under the indenture, the covenant described above will terminate at such time as our general, senior, unsecured indebtedness (with respect to which no entity other than Oil States is directly or contingently liable for payment) is first rated Investment Grade or, if later, on January 1, 2013.
      For purposes of this covenant, the term “Investment Grade” means a rating of Baa3 or above by Moody’s Investors Services, Inc. and BBB- or above by Standard & Poor’s Ratings Services; the term “Debt Securities” means all liabilities and obligations, contingent or otherwise, evidenced by bonds, notes, debentures or similar instruments (other than any such obligations under a Credit Facility) which are registered under the Securities Act or distributed without registration under the Securities Act in reliance on Rule 144A or Regulation S (or any successor thereto or similar exemption); the term “Incur” means to issue, assume, incur, guarantee, become liable with respect to, or otherwise become responsible for, contingently or otherwise; and the term “Credit Facilities” means one or more debt facilities or commercial paper facilities (including our current bank credit facility), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit or letter of credit guarantees.
      The obligations of the subsidiary guarantors under their guarantees of the notes will be joint and several, and full and unconditional; however, they will be limited to the maximum amount that will not result in the obligations of any subsidiary guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the subsidiary guarantor; and

•	any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.
      The guarantee of any subsidiary guarantor will be released under certain circumstances. If no default has occurred and is continuing under the indenture, a subsidiary guarantor will be unconditionally released and discharged from its guarantee:

•	upon any sale, exchange or transfer to any person that is not our affiliate of all of our direct or indirect equity interests in the subsidiary guarantor;

•	upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor;

•	upon the release, repayment or other retirement of all Debt Securities Incurred by the subsidiary guarantor, except its guarantee of the notes and, in the case of any subsidiary that is less than 90%-owned by us, directly or indirectly, except for any Debt Securities that it has Incurred as the issuer thereof or the primary obligor thereon; or

•	at such earlier time as the covenant may terminate as described in the first paragraph of this section.
Optional Redemption of the Notes
      Beginning on July 6, 2012, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the notes.
      If we choose to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.
      For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”

Repurchase of Notes at the Option of the Holder
      A holder has the right to require us to repurchase all or a portion of its notes on July 1, 2012, 2015 and 2020. We will repurchase the notes as to which these repurchase rights are exercised for cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding the repurchase date.
      We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.
      For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”
      The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.
      Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.
      If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.
      Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors — Risks Related to the Notes.”
      No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.
Repurchase at Option of Holders Upon a Fundamental Change
      If a “fundamental change” as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If the repurchase date falls after a regular record date and before the corresponding interest payment date, interest (including additional interest, if any) will be paid to the record holder of the notes.
      Within 30 calendar days after the occurrence of a fundamental change, we are obligated to give to you notice of the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.
      A fundamental change will be deemed to have occurred, at any time after the notes are originally issued if any of the following occurs:

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Oil States (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of Oil States, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to another person, other than:

(i) any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (other than solely for shares of publicly traded common stock listed on the New York Stock Exchange or on an established national securities exchange or automated over-the-counter trading market in the United States, but disregarding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights) and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(ii) any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock;

•	the common stock into which the notes are convertible ceases to be listed on the New York Stock Exchange and is not listed on an established national securities exchange or automated over-the- counter trading market in the United States; or

•	our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up.
      For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

      The definition of fundamental change includes the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our properties and assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.
      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.
      This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.
      If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur.
Mergers and Sales of Assets by Oil States
      We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•	the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, and interest (including additional interest, if any) on, the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.
      When such an entity assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.
Events of Default
      The following will be events of default under the indenture:

•	we fail to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a fundamental change offer or the failure to repurchase notes at your option on July 1, 2012, 2015 or 2020);

•	we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•	we fail to provide timely notice of a fundamental change;

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•	any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture;

•	if any of our subsidiaries guarantees the notes, its guarantee ceases to be in full force and effect (except as permitted by the indenture); and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.
      The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.
      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
      If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest (including additional interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.
      You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.
      These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of or interest, including additional interest, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.
      We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver
      The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.
      Certain limited modifications and amendments of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal or interest, including additional interest, if any) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

•	by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting.
      The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.
      A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or interest on, a note;

•	reduce the principal amount of, or interest on, if applicable, any note;

•	reduce the amount payable upon a redemption or repurchase at the option of a holder upon specified dates or upon a fundamental change;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•	modify the provisions of the indenture relating to our requirement to repurchase notes (i) upon a fundamental change after the occurrence thereof or (ii) on July 1, 2012, 2015 and 2020;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify our obligation to maintain an office or agency in The City of New York;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•	modify our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	release any subsidiary guarantee other than as permitted by the indenture;

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Payment
      We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on June 15 or December 15, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.
      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in a global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
      We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.
      We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest (including additional interest, if any) on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.
      All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or interest (including additional interest, if any) on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.
Purchase of Notes by Oil States
      We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.
Surrender and Cancellation of Notes
      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
Notices
      Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
      Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.
Replacement of Notes
      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.
Payment of Stamp and Other Taxes
      We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.
Registration Rights
      In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchaser. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
      In the registration rights agreement we have agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the “registrable securities”), that we will, at our expense, use reasonable efforts to keep effective such registration statement until two years after the date the notes are issued or, if earlier, until the notes and the common stock issuable upon conversion of the notes are no longer deemed registrable securities within the meaning of the registration rights agreement.
      We may suspend the use of this prospectus in connection with the sales of registrable securities during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 365-day period.
      We will pay predetermined additional interest if this prospectus is unavailable for periods in excess of those permitted above. The rates at which additional interest will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.
      In the event notes that are registrable securities are converted into shares of common stock that are restricted securities, any additional interest will accrue on such shares at the rates described above, applied to the Conversion Price at that time.

      A holder who elects to sell any registrable securities pursuant to the registration statement:

•	will be required to be named as a selling security holder in this prospectus or a supplement hereto;

•	may be required to deliver this prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.
      We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities copies of this prospectus and take other actions as are required to permit, subject to the preceding, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).
Governing Law
      The indenture, the notes, and the registration rights agreement are governed by, and will be construed in accordance with, the laws of the state of New York.
The Trustee
      Wells Fargo Bank, National Association, serves as the trustee under the indenture. Such bank is also a lender and administrative agent under our bank credit facility. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.
      The holders of a majority in aggregate principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.
      If an event of default occurs and is continuing, the trustee must use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.
Form, Denomination and Registry
      The notes are issuable:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.
Global Note, Book-Entry Form
      We issued the notes in the form of a permanent global note, which has been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Any notes sold pursuant to this prospectus will be represented by another such global notes. Except as set forth below, record ownership of a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).
      So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner and holder of that global note for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of a global note or any note it represents for any purpose.
      We expect that, pursuant to procedures established by DTC, upon the deposit of a global note with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global note to the accounts of participants designated by the initial purchaser. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of such notes in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note to such persons.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
      We will make cash payments of interest on and principal of and the redemption or repurchase price of a global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.
      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by a global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by a global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.
      We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.
      We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.
      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.
      The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global notes or an event of default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the global notes for certificated notes. In those circumstances, DTC will exchange the global notes for certificated notes that it will distribute to its participants.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.
      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global notes.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which one share has been designated as “special preferred voting stock.” At June 22, 2005, we had 48,885,204 shares of common stock, including up to 272,348 shares of our common stock issuable upon exchange of exchangeable shares issued by one of our Canadian subsidiaries, and one share of special preferred voting stock issued and outstanding.
Common Stock
      Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the outstanding shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any preferred stock that we may issue in the future, the holders of common stock are entitled to receive:

•	dividends as may be declared by our board of directors; and

•	all of our assets available for distribution to our common stockholders in liquidation, pro rata, based on the number of shares held.
      There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. As of June 22, 2005, there were approximately 69 holders of record of our common stock.
Preferred Stock
      Subject to the provisions of our certificate of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

•	to issue up to 25,000,000 shares of preferred stock in one or more series; and

•	to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the common stock.

      Other than the share of special preferred voting stock issued in connection with the Combination as described below in “Special Preferred Voting Stock,” there are no shares of preferred stock outstanding, and we have no present plans to issue any other preferred stock.
      The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.
Exchangeable Shares
      In the Combination, the outstanding common shares of PTI Group Inc. held by Canadian residents were exchanged for exchangeable shares issued by our subsidiary, PTI HoldCo. The exchangeable shares may generally be exchanged at any time at the option of the holders for our common stock on a share-for-share basis subject to adjustment in the case of alterations to our common stock, plus the amount of any declared but unpaid dividends on our common stock. As of June 9, 2005, there are 272,348 exchangeable shares outstanding, which are exchangeable for an equal number of shares of our common stock.
      The following is a summary of the principal terms and rights of the exchangeable shares which affect us and the holders of our common stock.
      Holders of exchangeable shares are entitled to:

•	receive dividends equal to the dividends paid by us on shares of our common stock;

•	provide directions to the holder of our special preferred voting stock as to the manner in which the special preferred voting stock should be voted on any matter on which holders of our common stock are entitled to vote. See “— Special Preferred Voting Stock” below.
      Subject to applicable law, exchangeable shares will be exchanged for shares of our common stock on a share-for-share basis, plus an amount equal to all declared and unpaid dividends on such exchangeable shares, whenever:

•	the holders of exchangeable shares request us or PTI HoldCo to exchange or redeem their exchangeable shares;

•	PTI HoldCo is liquidated, dissolved or wound-up;

•	PTI HoldCo becomes insolvent or bankrupt, has a receiver appointed or a similar event occurs;

•	we become involved in voluntary or involuntary liquidation, dissolution or winding-up proceedings;

•	PTI HoldCo elects to redeem all of the exchangeable shares, provided the request is made after the fifth anniversary of the closing of our initial public offering;

•	PTI HoldCo elects to redeem all of the exchangeable shares, provided the number of outstanding exchangeable shares is less than 20% of the number outstanding upon the closing of the Combination;

•	a change of control transaction occurs and the board of directors of PTI HoldCo determines in good faith and in its sole discretion that it is not reasonable to substantially replicate the terms and conditions of the exchangeable shares in connection with the change of control transaction and that redemption of all of the outstanding exchangeable shares is commercially or legally necessary to enable the completion of the change of control transaction;

•	the holders of exchangeable shares fail to pass a resolution regarding any matter on which they are entitled to vote as shareholders of PTI HoldCo and which has been proposed by the board of directors of PTI HoldCo, other than any resolution to amend the exchangeable share provisions, the support agreement relating to the exchangeable shares or the voting and exchange trust agreement relating to the exchangeable shares; or

•	the holders of the exchangeable shares fail to take any action required to approve or disapprove any change to their rights if the approval or disapproval of such change would be required to maintain the economic or legal equivalence of the exchangeable shares and our common stock.

      Whenever a holder of exchangeable shares has the right to require PTI HoldCo to redeem the holder’s exchangeable shares or whenever PTI HoldCo has the right or is required to redeem the outstanding exchangeable shares, the exchangeable shares to be redeemed will be subject to the overriding right of our company or 3045843 Nova Scotia Company, one of our wholly owned Canadian subsidiaries, to purchase such exchangeable shares. The consideration to be paid by us or 3045843 Nova Scotia Company, as the case may be, will be identical to the consideration to be paid by PTI HoldCo upon any such redemption. We expect to exercise the overriding right to purchase the exchangeable shares whenever it arises.
      Unless we take action to ensure that the holders of exchangeable shares receive an equivalent economic benefit, and subject to applicable law, we may not:

•	issue or distribute assets, debt instruments or shares of, or securities convertible into, our common stock to the holders of the then outstanding shares of our common stock;

•	effect a forward or reverse stock split or similar transaction;

•	effect a merger, reorganization, consolidation or other transaction involving or affecting our common stock; or

•	reclassify or otherwise change our common stock.
      In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting our common stock, we must use reasonable efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of our common stock. We have also agreed to take various actions to protect the rights of the holders of the exchangeable shares to receive the same dividends as are paid on our common stock and to receive shares of our common stock in exchange for exchangeable shares.
Special Preferred Voting Stock
      In connection with the acquisition of PTI, our board of directors authorized a class of preferred stock, referred to as “special preferred voting stock,” consisting of one share. The special preferred voting stock was issued to a trustee for the benefit of the holders of the exchangeable shares described above. Except as otherwise required by law or our certificate of incorporation:

•	the special preferred voting stock is entitled to the number of votes attached to the number of shares of our common stock issuable upon the exchange of all the outstanding exchangeable shares;

•	each holder of exchangeable shares is able to direct the trustee to vote that number of votes that are attached to the number of shares of our common stock issuable upon the exchange of the exchangeable shares held by that holder;

•	the special preferred voting stock may be voted in the election of directors and on all other matters submitted to a vote of our common stockholders; and

•	the holder of the special preferred voting stock is not entitled to receive dividends.

      In the event of any liquidation, dissolution or winding up of our company, the holder of the special preferred voting stock will not be entitled to any of our assets available for distribution to stockholders. We may redeem the special preferred voting stock for a nominal amount when:

•	the special preferred voting stock has no votes attached to it because there are no exchangeable shares outstanding that are not owned by us or our subsidiaries; and

•	there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any additional exchangeable shares to any person other than us or any of our subsidiaries.
Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws
      Our certificate of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Written Consent of Stockholders
      Our certificate of incorporation provides that any action by our stockholders must be taken at an annual or special meeting of stockholders, and stockholders cannot act by written consent.

Special Meetings of Stockholders
      Subject to the rights of the holders of any series of preferred stock, our bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors or by the resolution of a majority of our board of directors.

Advance Notice Procedure for Director Nominations and Stockholder Proposals
      Our bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder’s intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	for an election to be held at the annual meeting of stockholders, not later than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders unless the date of the annual meeting is more than 30 or less than 60 calendar days after such anniversary date, in which case such notice must be received not later than the later of (1) 120 calendar days prior to the annual meeting or (2) 10 calendar days following the public announcement of the annual meeting; and

•	for an election to be held at a special meeting of stockholders, not later than the later of (1) 120 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.
      Notice of a stockholder’s intent to raise business at an annual meeting must be received at our principal executive offices not later than 120 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.
      These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.
Classified Board of Directors
      Our certificate of incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. This provision, when coupled with the provision of our restated certificate of incorporation authorizing only the board of directors to fill vacant or newly created directorships or increase the size of the board of directors and the provision providing that directors may only be removed for cause, may deter a stockholder from gaining control of our board of directors by removing incumbent directors or increasing the number of directorships and simultaneously filling the vacancies or newly created directorships with its own nominees.
Amendment of the Bylaws
      Our board of directors may amend or repeal our bylaws and adopt new bylaws. The holders of common stock may amend or repeal our bylaws and adopt new bylaws by a majority vote.
Limitation of Liability of Officers and Directors
      Our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.
      As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Delaware Takeover Statute
      Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Delaware’s anti-takeover law in order to give our significant stockholders, including SCF, greater flexibility in transferring their shares of our common stock. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. Because we have opted out of the Delaware anti-takeover law, a transferee of SCF could pursue a takeover transaction that was not approved by our board of directors.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Mellon Investor Services LLC, and its telephone number is (800) 635-9270.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.
      INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.
U.S. Holders
      As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it is subject to the primary supervision of a U.S. court and the control of one of more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. The term “U.S. Holder” also includes certain former citizens and residents of the Untied States. A “non-U.S. Holder” is a beneficial owner of notes or shares of common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest
      U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. The notes were not issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of additional interest to holders of the notes if we do not keep effective the registration statement of which this prospectus is a part, as described under “Description of Notes — Registration Rights” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s normal method of tax accounting.

Sale, Exchange, Redemption or Other Disposition of Notes
      A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “— U.S. Holders — Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss; instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes
      Upon conversion of a note into cash and shares of our common stock, a U.S. Holder generally will not be permitted to recognize loss, but will be required to recognize capital gain in an amount equal to the lesser of the gain realized and the cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued interest), subject to the discussion under “— U.S. Holders — Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock distribution. The gain recognized by a U.S. Holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the common stock attributable to the fractional share. In addition, any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not yet taken into account would be taxed as ordinary income. The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock), and increased by the amount of gain recognized. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

      Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under “— U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” above.
      In the event of a fundamental change of Oil States involving a public acquirer, the conversion rate and the related conversion obligation may be adjusted as described under “Description of Notes — Conversion Rights — Conversion After a Public Acquirer Fundamental Change” above, such that holders of the notes would be entitled to convert their notes into shares of common stock of the acquirer. Depending upon the facts and circumstances at the time of the fundamental change, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a public acquirer fundamental change of Oil States.

Distributions
      If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions
      The terms of the notes allow for changes in the Conversion Rate of the notes under certain circumstances. A change in Conversion Rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the Conversion Rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the Conversion Rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” above, also may be treated as a taxable stock distribution. Not all changes in Conversion Rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in Oil States. For instance, a change in Conversion Rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the Conversion Rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the Conversion Rate, and any adjustment to the Conversion Rate of notes converted in connection with a fundamental change that is treated as a stock distribution, would be treated like distributions paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph.

Sale, Exchange or Other Disposition of Common Stock
      A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
      The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder (as defined above).

Taxation of Interest
      Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	is a “controlled foreign corporation” that is related to us.
      In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more United States persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.
      If the portfolio interest exception does not apply, payments of interest to a non-U.S. Holder would be subject to withholding tax at a 30% rate, or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence.
      The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. Holders described below apply only if the holder certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes
      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business;

•	the non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business; or

•	subject to certain exceptions, the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition.
      The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “United States real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised more than half of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends
      Dividends paid to a non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “— U.S. Holders — Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence. A non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form.

Sale of Common Stock
      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock, unless the exceptions described under “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business
      The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment), and therefore included in the gross income of a non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting
      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his tax returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.
      Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by United States persons, or is engaged in a U.S. trade or business.
      We must report annually to the IRS the interest and/or dividends paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. Holder resides.
      Payments to non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its foreign status.
      Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.
      THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.
PLAN OF DISTRIBUTION
      The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.
      The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. As a result, any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. We estimate that our share of the total expenses of this offering will be approximately $130,000.
      The notes were issued and sold in June and July 2005 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchaser, holders who have provided us with selling securityholder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchaser or the holders who have provided us with selling securityholder notices and questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling securityholders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.
LEGAL MATTERS
      Our counsel, Vinson & Elkins L.L.P., has passed upon the validity of the notes and the common stock issuable upon conversion of the notes.
EXPERTS
      The consolidated financial statements of Oil States International, Inc. appearing in Oil States International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Oil States International, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION BY REFERENCE
      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2004 (the “Annual Report”).

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005.

•	Those portions of our definitive proxy statement filed with the SEC for our Annual Meeting of Stockholders held on May 18, 2005 that are incorporated by reference into the Annual Report.

•	Our current reports on Form 8-K (excluding the information furnished in Item 2.02, which is not deemed filed and which is not incorporated by reference herein), filed on February 4, 2005, February 18, 2005, March 2, 2005, May 9, 2005, May 24, 2005, June 3, 2005, June 16, 2005 and June 23, 2005.
      The information in this prospectus will update and supersede the information contained in the above listed documents. Any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the date this offering is completed shall also be deemed to be incorporated into this prospectus by reference, and shall update or supersede the information contained in this prospectus.
      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number: Oil States International, Inc., Attention: Cindy B. Taylor, Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002; telephone (713) 652-0582. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.
      If at any time during the two-year period following the later of the date of original issue of the notes and the date of issue of additional notes to the initial purchaser upon exercise of its option, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of notes, holders of common stock issued upon conversion of the notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes and common stock issued on conversion of the notes.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$18,725
Printing and engraving expenses*	$20,000
Legal fees and expenses*	$75,000
Accounting fees and expenses*	$12,000
Miscellaneous*	$4,275

Total	$130,000

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification of Officers And Directors.
      Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
      The Company’s certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.
      As permitted by the DGCL, the certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
      In addition, we have entered into indemnity agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The form of these indemnity agreements is filed as Exhibit 10.14 to Amendment

No. 4 to the Company’s Registration Statement on Form S 1 (File No. 333-43400) filed with the SEC on January 19, 2001.
      The U.S. and international purchase agreements that we entered into in connection with our initial public offering contain certain provisions for the indemnification against certain civil liabilities under the Securities Act of our directors, certain of our officers, the selling stockholders and any person who controls us within the meaning of Section 15 of the Securities Act or Section 20 of the Securities and Exchange Act of 1934. Forms of these purchase agreements are filed as Exhibits 1.1 and 1.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (File No. 333 43400) filed with the SEC on February 6, 2001.

Item 16.	Exhibits

Exhibit
No.			Description

3.1		—	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2001).
3.2		—	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

3.3		—	Certificate of Designations of Special Preferred Voting Stock of Oil States International, Inc. (incorporated by reference to Exhibit 3.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

4.1		—	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-l (File No. 333-43400)).

4.2		—	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 4.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

4.3		—	First Amendment to the Amended and Restated Registration Rights Agreement dated May 17, 2002 (incorporated by reference to Exhibit 4.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Commission on March 13, 2003).

4.4		—	Indenture relating to the 2 3/8% Contingent Convertible Senior Notes due 2025 dated as of June 21, 2005, between Oil States International, Inc. and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by registrant with the Commission on June 23, 2005 (the “2005 Form 8-K”).

4.5		—	Registration Rights Agreement dated as of June 21, 2005, between Oil States International, Inc. and RBC Capital Markets Corporation, the initial purchaser, incorporated by reference to Exhibit 4.4 to the 2005 Form 8-K.

5	.1*	—	Opinion of Vinson & Elkins L.L.P. regarding the legality of the notes and the underlying common stock.

8	.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

10.1		—	Combination Agreement dated as of July 31, 2000 by and among Oil States International, Inc., HWC Energy Services, Inc., Merger Sub-HWC, Inc., Sooner Inc., Merger Sub-Sooner, Inc. and PTI Group Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-43400)).

10.2		—	Plan of Arrangement of PTI Group Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10.3		—	Support Agreement between Oil States International, Inc. and PTI Holdco (incorporated by reference to Exhibit 10.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

Exhibit
No.			Description

10.4		—	Voting and Exchange Trust Agreement by and among Oil States International, Inc., PTI Holdco and Montreal Trust Company of Canada (incorporated by reference to Exhibit 10.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.5**	—	2001 Equity Participation Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.6**	—	Deferred Compensation Plan effective November 1, 2003 (incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 5, 2004).

10	.7**	—	Annual Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.8**	—	Executive Agreement between Oil States International, Inc. and Douglas E. Swanson (incorporated by reference to Exhibit 10.8 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.9**	—	Executive Agreement between Oil States International, Inc. and Cindy B. Taylor (incorporated by reference to Exhibit 10.9 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.10**	—	Form of Executive Agreement between Oil States International, Inc. and Named Executive Officer (Mr. Hughes) (incorporated by reference to Exhibit 10.10 of the registrant’s Registration Statement on Form S-1 (File No. 333-43400)).

10	.11**	—	Form of Change of Control Severance Plan for Selected Members of Management (incorporated by reference to Exhibit 10.11 of the registrant’s Registration Statement on Form S-1 (File No. 333-43400)).

10.12		—	Credit Agreement, dated as of October 30, 2003, among Oil States International, Inc., the Lenders named therein and Wells Fargo Bank Texas, National Association, as Administrative Agent and U.S. Collateral Agent; and Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Hibernia National Bank and Royal Bank of Canada, as Co-Syndication Agents and Bank One, NA and Credit Lyonnais New York Branch, as Co-Documentation Agents (incorporated by reference to Exhibit 10.12 to the registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2003, as filed with the Commission on November 11, 2003).

10	.12A	—	Incremental Assumption Agreement, dated as of May 10, 2004, among Oil States International, Inc., Wells Fargo, National Association and each of the other lenders listed as an Increasing Lender (incorporated by reference to Exhibit 10.12A to the registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004, as filed with the Commission on August 4, 2004).

10	.12B	—	Amendment No. 1, dated as of January 31, 2005, to the Credit Agreement among Oil States International, Inc., the lenders named therein and Wells Fargo Bank, Texas, National Association, as Administrative Agent and U.S. Collateral Agent; and Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Hibernia National Bank and Royal Bank of Canada, as Co-Syndication Agents and Bank One, NA and Credit Lyonnais New York Branch, as Co- Documentation Agents.

10	.13A**	—	Restricted Stock Agreement, dated February 8, 2001, between Oil States International, Inc. and Douglas E. Swanson (incorporated by reference to Exhibit 10.13A to the registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2001, as filed with the Commission on May 15, 2001).

10	.13B**	—	Restricted Stock Agreement, dated February 22, 2001, between Oil States International, Inc. and Douglas E. Swanson (incorporated by reference to Exhibit 10.13B to the registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002, as filed with the Commission on May 15, 2002).

Exhibit
No.			Description

10	.14**	—	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.14 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Commission on November 5, 2004).

10	.15**	—	Form of Executive Agreement between Oil States International, Inc. and named Executive Officer (Mr. Slator) (incorporated by reference to Exhibit 10.16 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission on March 1, 2002).

10	.16**	—	Douglas E. Swanson contingent option award dated as of February 11, 2002 (incorporated by reference to Exhibit 10.17 to the registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2002 as filed with the Commission on November 13, 2002).

10	.17**	—	Form of Executive Agreement between Oil States International, Inc. and named executive officer (Mr. Trahan) (incorporated by reference to Exhibit 10.16 to the registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, as filed with the Commission on August 13, 2002).

10	.18**	—	Form of Director Stock Option Agreement under the registrant’s 2001 Equity Participation Plan (incorporated by reference to Exhibit 10.18 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

10	.19**	—	Form of Employee Non Qualified Stock Option Agreement under the registrant’s 2001 Equity Participation Plan (incorporated by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

10	.20**	—	Form of Restricted Stock Agreement under the registrant’s 2001 Equity Participation Plan (incorporated by reference to Exhibit 10.20 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

10	.21**	—	Non-Employee Director Compensation (incorporated by reference to Exhibit 10.21 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

12	.1*	—	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23	.1*	—	Consent of Ernst & Young LLP.

23	.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24	.1*	—	Powers of Attorney.

25	.1*	—	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-l.

*	Filed herewith

**	Management contracts or compensatory plans or arrangements

Item 17.	Undertakings
      A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.
      D. The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 8th day of July, 2005.

OIL STATES INTERNATIONAL, INC.

By:	/s/ Cindy B. Taylor

Cindy B. Taylor
Senior Vice President, Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 8th day of July, 2005.

Signature	Title

/s/ Douglas E. Swanson Douglas E. Swanson	President, Chief Executive Officer and Director (principal executive officer)

/s/ Cindy B. Taylor Cindy B. Taylor	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Robert W. Hampton Robert W. Hampton	Vice President — Finance and Accounting (principal accounting officer)

/s/ L.E. Simmons* L.E. Simmons	Chairman of the Board

/s/ Martin Lambert* Martin Lambert	Director

/s/ S. James Nelson* S. James Nelson	Director

/s/ Mark G. Papa* Mark G. Papa	Director

/s/ Gary L. Rosenthal* Gary L. Rosenthal	Director

Signature		Title

/s/ Andrew L. Waite* Andrew L. Waite		Director

/s/ Stephen A. Wells* Stephen A. Wells		Director

*By:	/s/ Cindy B. Taylor

Cindy B. Taylor
pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement

EXHIBIT INDEX

Exhibit
No.			Description

3.1		—	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2001).
3.2		—	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

3.3		—	Certificate of Designations of Special Preferred Voting Stock of Oil States International, Inc. (incorporated by reference to Exhibit 3.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

4.1		—	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-l (File No. 333-43400)).

4.2		—	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 4.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

4.3		—	First Amendment to the Amended and Restated Registration Rights Agreement dated May 17, 2002 (incorporated by reference to Exhibit 4.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Commission on March 13, 2003).

4.4		—	Indenture relating to the 2 3/8% Contingent Convertible Senior Notes due 2025 dated as of June 21, 2005, between Oil States International, Inc. and Wells Fargo Bank, National Association, as Trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by registrant with the Commission on June 23, 2005 (the “2005 Form 8-K”).

4.5		—	Registration Rights Agreement dated as of June 21, 2005, between Oil States International, Inc. and RBC Capital Markets Corporation, the initial purchaser, incorporated by reference to Exhibit 4.4 to the 2005 Form 8-K.

5	.1*	—	Opinion of Vinson & Elkins L.L.P. regarding the legality of the notes and the underlying common stock.

8	.1*	—	Opinion of Vinson & Elkins L.L.P. as to tax matters.

10.1		—	Combination Agreement dated as of July 31, 2000 by and among Oil States International, Inc., HWC Energy Services, Inc., Merger Sub-HWC, Inc., Sooner Inc., Merger Sub-Sooner, Inc. and PTI Group Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-43400)).

10.2		—	Plan of Arrangement of PTI Group Inc. (incorporated by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10.3		—	Support Agreement between Oil States International, Inc. and PTI Holdco (incorporated by reference to Exhibit 10.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10.4		—	Voting and Exchange Trust Agreement by and among Oil States International, Inc., PTI Holdco and Montreal Trust Company of Canada (incorporated by reference to Exhibit 10.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.5**	—	2001 Equity Participation Plan (incorporated by reference to Exhibit 10.5 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.6**	—	Deferred Compensation Plan effective November 1, 2003 (incorporated by reference to Exhibit 10.6 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on March 5, 2004).

Exhibit
No.			Description

10	.7**	—	Annual Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.8**	—	Executive Agreement between Oil States International, Inc. and Douglas E. Swanson (incorporated by reference to Exhibit 10.8 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.9**	—	Executive Agreement between Oil States International, Inc. and Cindy B. Taylor (incorporated by reference to Exhibit 10.9 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 30, 2001).

10	.10**	—	Form of Executive Agreement between Oil States International, Inc. and Named Executive Officer (Mr. Hughes) (incorporated by reference to Exhibit 10.10 of the registrant’s Registration Statement on Form S-1 (File No. 333-43400)).

10	.11**	—	Form of Change of Control Severance Plan for Selected Members of Management (incorporated by reference to Exhibit 10.11 of the registrant’s Registration Statement on Form S-1 (File No. 333-43400)).

10.12		—	Credit Agreement, dated as of October 30, 2003, among Oil States International, Inc., the Lenders named therein and Wells Fargo Bank Texas, National Association, as Administrative Agent and U.S. Collateral Agent; and Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Hibernia National Bank and Royal Bank of Canada, as Co-Syndication Agents and Bank One, NA and Credit Lyonnais New York Branch, as Co-Documentation Agents (incorporated by reference to Exhibit 10.12 to the registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2003, as filed with the Commission on November 11, 2003).

10	.12A	—	Incremental Assumption Agreement, dated as of May 10, 2004, among Oil States International, Inc., Wells Fargo, National Association and each of the other lenders listed as an Increasing Lender (incorporated by reference to Exhibit 10.12A to the registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2004, as filed with the Commission on August 4, 2004).

10	.12B	—	Amendment No. 1, dated as of January 31, 2005, to the Credit Agreement among Oil States International, Inc., the lenders named therein and Wells Fargo Bank, Texas, National Association, as Administrative Agent and U.S. Collateral Agent; and Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Hibernia National Bank and Royal Bank of Canada, as Co-Syndication Agents and Bank One, NA and Credit Lyonnais New York Branch, as Co- Documentation Agents.

10	.13A**	—	Restricted Stock Agreement, dated February 8, 2001, between Oil States International, Inc. and Douglas E. Swanson (incorporated by reference to Exhibit 10.13A to the registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2001, as filed with the Commission on May 15, 2001).

10	.13B**	—	Restricted Stock Agreement, dated February 22, 2001, between Oil States International, Inc. and Douglas E. Swanson (incorporated by reference to Exhibit 10.13B to the registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002, as filed with the Commission on May 15, 2002).

10	.14**	—	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.14 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Commission on November 5, 2004).

10	.15**	—	Form of Executive Agreement between Oil States International, Inc. and named Executive Officer (Mr. Slator) (incorporated by reference to Exhibit 10.16 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission on March 1, 2002).

10	.16**	—	Douglas E. Swanson contingent option award dated as of February 11, 2002 (incorporated by reference to Exhibit 10.17 to the registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2002 as filed with the Commission on November 13, 2002).

Exhibit
No.			Description

10	.17**	—	Form of Executive Agreement between Oil States International, Inc. and named executive officer (Mr. Trahan) (incorporated by reference to Exhibit 10.16 to the registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2002, as filed with the Commission on August 13, 2002).

10	.18**	—	Form of Director Stock Option Agreement under the registrant’s 2001 Equity Participation Plan (incorporated by reference to Exhibit 10.18 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

10	.19**	—	Form of Employee Non Qualified Stock Option Agreement under the registrant’s 2001 Equity Participation Plan (incorporated by reference to Exhibit 10.19 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

10	.20**	—	Form of Restricted Stock Agreement under the registrant’s 2001 Equity Participation Plan (incorporated by reference to Exhibit 10.20 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

10	.21**	—	Non-Employee Director Compensation (incorporated by reference to Exhibit 10.21 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with Commission on March 21, 2005).

12	.1*	—	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23	.1*	—	Consent of Ernst & Young LLP.

23	.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24	.1*	—	Powers of Attorney.

25	.1*	—	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-l.

*	Filed herewith

**	Management contracts or compensatory plans or arrangements